EXHIBIT 99.1

Johnson Outdoors Profits Outpace Revenue Gains in Fiscal 2012

Higher Tax Rate Weighs on Earnings

RACINE, Wis., Nov. 30, 2012 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced double-digit operating profit growth on higher revenue for fiscal 2012. Pre-tax income was 62.7 percent above the prior year, however a significantly higher effective tax rate in the current year resulted in an unfavorable comparison to prior year adjusted net earnings.

"Our three-year plan ending in fiscal 2012 focused on strengthening operations and enhancing marketplace performance against the backdrop of a gradual recovery of outdoor recreation markets. We set the bar high and delivered, growing profits faster than sales and exceeding a targeted 5 percent compound annual growth rate in sales by the end of fiscal 2012. While more work lies ahead, we have made significant progress toward our long-term goal of sustained profitable growth and our commitment to enhanced shareholder value," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "Looking ahead to 2015, our plans embrace our mission to exceed the ever-growing expectations of outdoor enthusiasts and the channel customers that serve them with the most innovative, most valued and most sought-after brands and equipment. Investments will focus on sustaining leadership in fishing electronics, maintaining positive momentum in core dive equipment segments, regaining leadership in specialty camping and paddling channels and maximizing opportunities to enhance the long-term profitability profile of every business."

FISCAL YEAR RESULTS

Total Company net sales increased 1.2 percent to $412.3 million in fiscal 2012, versus $407.4 million in fiscal 2011, due to record sales in Marine Electronics which more than offset declines in other units. On a constant currency basis, net sales were 2.5 percent above the prior year. Successful new products generated more than 45 percent of total company sales. Key contributing factors in the year-over-year comparison were:

  Continued growth by Minn Kota® and Humminbird® brands across key channels, with both exceeding $100 million in sales for the year.
  Strong performance in North America and Asia/Pacific Diving markets was offset by unfavorable currency translation which had a negative 4.3 percent impact on sales. On a currency neutral basis, Diving sales were 2.6 percent above the prior year.
  Outdoor Gear revenue declined 9.1 percent due to a significant drop in U.S. military spending and exiting of non-strategic consumer camping accounts.
  Watercraft sales were 0.8 percent above prior year due to higher sales of low-margin products and the sale of inventory to a distributor related to closure of the unit's UK sales office.

Total Company operating profit rose 21.2 percent to $21.4 million for fiscal 2012 compared to operating profit of $17.7 million in fiscal 2011. Operating profit benefitted from the favorable $3.5 million settlement of a long-standing dispute with insurers announced during the second quarter which was partially offset by restructuring costs in Watercraft of $1.5 million in the last six-months of the year. Higher volume, lower operating expense and continued strong performance of Minn Kota® and Humminbird® brands, were also key factors in the favorable year-over-year comparison.

Net income for the fiscal year was $10.1 million or $1.03 per diluted share, versus reported net income of $32.6 million, or $3.36 per diluted share, in the prior year.  Net income in the previous year benefited significantly from a reversal of the Company's U.S. tax asset valuation allowance. Excluding this non-cash item in the previous year, adjusted net income in fiscal 2011 was $10.7 million, or $1.11 on an adjusted earnings per share basis.  In the current year, valuation allowances in countries where losses were incurred precluded the Company from realizing any tax benefit on the loss, resulting in a significant increase in the Company's effective tax rate.

The Company reported a 69.4 percent increase in cash net of debt as of September 28, 2012. On November 14, 2012 Johnson Outdoors announced the purchase of Jetboil®, Inc., the  leading brand of outdoor cooking systems, which will become part of the Company's Outdoor Gear business unit. The $16 million acquisition is expected to be accretive to earnings in the first full fiscal year of ownership.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational products industry, the Company's fourth quarter results historically reflect an industry-wide slowing of sales and production. Higher Outdoor Gear sales during the quarter partially offset lower volume in Marine Electronics due to shipments to distributors shifting into the fiscal 2013 first quarter. Total Company net sales declined 3.3 percent compared to the prior year quarter.

Total Company operating loss was ($3.1) million for the fourth fiscal quarter compared to an operating loss of ($4.2) million in the prior year quarter.  Lower legal costs contributed largely to the favorable quarter-to-quarter comparison.

Net loss for the fiscal fourth quarter was ($3.2) million or ($0.32) per diluted share. The Company reported net income for the prior year quarter of $17.3 million, or $1.77 per diluted share, due primarily to the reversal of the Company's tax valuation allowance. Adjusted net loss for the fiscal 2011 fourth quarter was ($4.6) million, or ($0.48) per diluted share. Interest expense for the quarter was 33.9 percent below the prior year period.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 5 percent at the end of the year versus 8 percent at September 30, 2011.   Cash, net of debt, was $50.0 million at year-end versus cash, net of debt, of $29.5 million at September 30, 2011.   Depreciation and amortization was $11.9 million year-to-date compared with $10.9 million in the prior year. Capital spending totaled $12 million in 2012 compared with last year's $9.4 million.

"The balance sheet remains very strong due to rigorous inventory controls resulting in record low working capital levels. Cash flow is robust and healthy, with every business contributing.   We expect Jetboil® to add more than $10 million in sales and an additional $1.5 million to operating profit in fiscal 2013," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday November 30, 2012. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page.  A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Non-GAAP Financial Measures

We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles ("GAAP") with the non-GAAP financial measures, adjusted net income/loss and adjusted diluted earnings/loss per share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and that adjusted net income and adjusted diluted earnings per share are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and diluted earnings per share, the most directly comparable GAAP financial measures.

The table below reconciles the non-GAAP financial measures adjusted net income and adjusted earnings per share with reported net income and diluted earnings per share for the quarter and year ended September 30, 2011.

	12 Months Ended September 30, 2011		3 Months Ended September 30, 2011
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share
Reported GAAP measure	$32.6M	$3.36	$17.3 M	$1.77
Reversal of deferred tax valuation allowance	$21.9M	$2.25	$21.9 M	$2.25
Adjusted non-GAAP measure	$10.7 M	$1.11	($4.6 M)	($0.48)

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	September 28 2012	September 30 2011	September 28 2012	September 30 2011
Net sales	$ 74,795	$ 77,377	$ 412,292	$ 407,422
Cost of sales	46,348	48,383	247,970	244,287
Gross profit	28,447	28,994	164,322	163,135
Operating expenses	31,518	33,223	142,909	145,465
Operating (loss) profit	(3,071)	(4,229)	21,413	17,670
Interest expense, net	155	351	2,118	3,130
Other expense (income), net	1,068	211	(631)	2,290
(Loss) income before income taxes	(4,294)	(4,791)	19,926	12,250
Income tax (benefit) expense	(1,094)	(22,068)	9,792	(20,394)
Net (loss) income	$ (3,200)	$ 17,277	$ 10,134	$ 32,644
Diluted average common shares outstanding	9,393	9,287	9,379	9,287
Diluted net (loss) income per common share	$ (0.32)	$ 1.77	$ 1.03	$ 3.36
Segment Results
Net sales:
Marine electronics	$ 32,984	$ 36,099	$ 231,234	$ 222,115
Outdoor gear	7,379	6,823	35,328	38,882
Watercraft	11,492	11,627	58,201	57,732
Diving	23,088	23,034	87,995	89,544
Other/eliminations	(148)	(205)	(466)	(851)
Total	$ 74,795	$ 77,378	$ 412,292	$ 407,422
Operating (loss) profit:
Marine electronics	$ (1,325)	$ (1,119)	$ 25,230	$ 21,074
Outdoor gear	730	(754)	2,831	2,996
Watercraft	(1,517)	(1,338)	(408)	(1,351)
Diving	2,170	287	6,408	3,610
Other	(3,129)	(1,306)	(12,648)	(8,659)
Total	$ (3,071)	$ (4,230)	$ 21,413	$ 17,670
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 58,904	$ 44,514
Accounts receivable, net			40,673	47,209
Inventories, net			67,058	68,462
Total current assets			182,952	176,445
Total assets			263,632	259,356
Short-term debt			526	3,494
Total current liabilities			58,967	65,000
Long-term debt			8,334	11,478
Shareholders' equity			173,604	163,525
CONTACT: At Johnson Outdoors Inc.
         David Johnson
         VP & Chief Financial Officer
         262-631-6600

         Cynthia Georgeson
         VP - Worldwide Communication
         262-631-6600